Special Attention

October 1, 2009
Bulletin No. 1336

New Retained Earnings Buildup Target

Dear Chief Executive Officer:

The Bank has updated the analysis used to calculate the Bank's target for the buildup of retained earnings to reflect information through the end of the second quarter of 2009. Based on the updated analysis, the Bank's Board of Directors has approved a new target of $1.8 billion for the buildup of retained earnings. The previous target was $1.2 billion.

As of June 30, 2009, retained earnings available to meet the $1.8 billion retained earnings target totaled $1.0 billion.

Most of the increase in the target was due to an increase in the projected losses on the collateral underlying the Bank's private-label residential mortgage-backed securities (MBS) under stress case assumptions about housing market conditions.

These retained earnings are intended to protect members' paid-in capital from the effects of an extremely adverse credit event, an extremely adverse operations risk event, an extremely high level of quarterly losses related to the Bank's derivatives and associated hedged items and financial instruments carried at fair value, and the risk of higher-than-anticipated credit losses related to other-than-temporary impairment of private-label residential MBS, especially in periods of extremely low net income resulting from an adverse interest rate environment.

The Bank's retained earnings target and the Retained Earnings and Dividend Policy may be changed at any time. The Board of Directors will periodically review the policy, methodology, and analysis to determine whether any adjustments are appropriate. In addition, the Federal Housing Finance Agency could require the Bank to set a different target or to change the amount of earnings that may be made available for dividends. We will notify you of any significant changes to the target or to the policy.

If you have any questions about the retained earnings target or the policy, please contact your Relationship Manager or any member of the Bank's senior management.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "are intended," "may," "will," "could," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.